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                                                                EXHIBIT 15

                             ARTHUR ANDERSEN LLP


May 16, 1997


To Wabash National Corporation:


      We are aware that Wabash National Corporation has incorporated by reference in its Form S-3 Registration Statement in connection with the acquisition of certain assets of Fruehauf its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated April 18, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

ARTHUR ANDERSEN LLP